EXHIBIT 10.3

AMENDMENT TO

SUPPLEMENTAL EXECUTIVE RETIREMENT AND EXCESS PLAN

Morgan Stanley & Co. Incorporated (the “Corporation”), pursuant to authority granted it by Morgan Stanley, hereby amends the Morgan Stanley Supplemental Executive Retirement and Excess Plan (the “SEREP”) as follows:

1. Effective at the end of May 31, 2011, Section IX, Amendment and Termination of Plan is amended by inserting the following at the end thereof:

“Beginning after May 31, 2011, the preceding sentence shall no longer apply and the Board of Directors has delegated its authority in respect of the Plan to the Management Committee of Morgan Stanley & Co. LLC.”

2. Effective at the end of May 31, 2011, Appendix C, Provisions Relating to Certain Employees, shall be amended by adding a new paragraph at the end thereof as follows:

“Morgan Stanley & Co. LLC. Effective at the end of May 31, 2011, any Employee of the Firm who became employed by Morgan Stanley & Co. LLC due to the conversion of Morgan Stanley & Co. Incorporated to Morgan Stanley & Co. LLC and who is a Participant in the Plan [(or is eligible to become a Participant)] shall continue to have his service with Morgan Stanley & Co. LLC included in determining his eligibility and benefits under the Plan; provided, however, that nothing in this paragraph shall cause an individual to become a Participant in the Plan unless such individual was a Participant (or was eligible to become a Participant) immediately prior to June 1, 2011.”

* * * * * * * * *

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed on its behalf as of this 1st day of June, 2011.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ JEFFREY BRODSKY
Title:	Global Head of Human Resources